                               FIRST AMENDMENT TO THE

                         EXECUTIVE EMPLOYMENT AGREEMENT OF

                                  JOSEPH D. MOONEY

     This Amendment and Correction to the Executive Employment Agreement dated February 2, 1998, by and between Greentree Software, Inc., a New York Corporation with its principal business office in the State of Minnesota (hereinafter the "Company") and Joseph D. Mooney, Sr. a Minnesota resident (hereinafter "Executive") is made and entered into on this 14th day of April, 1998.

                                     AGREEMENT

     In consideration of the parties' mutual covenants and undertakings, the Company and the Executive agree to amend certain paragraphs of the Executive Compensation Agreement as follows:

     3.7 DEFERRED EMPLOYMENT BONUS. To induce Executive to commence employment with the Company before this Agreement was executed, the Company promised to pay him a deferred employment bonus equal to One Hundred Seventy-Five Thousand Dollars ($175,000.00), either in cash or in the form of Company Stock, whichever he elects after the Company notifies him from time to time of the current value of the Company Stock that may be used n payment of such bonus (the "Deferred Employment Bonus"). Executive and the Company hereby acknowledge that the Company has paid (and Executive has accepted) $60,000.00of such bonus in the form of 20,000 shares of Common Stock issued to him in 1997, thereby reducing the unpaid balance of the Deferred Employment Bonus to $115,000.00. The Company hereby confirms that its obligation to pay such unpaid balance of the Deferred Employment Bonus remains in effect, is not subject to any risk of forfeiture by Executive and shall be performed as follows.

             [the balance of paragraph 3.7 shall remain unchanged]

     3.8 FACILITATOR'S FEE ON SALE. In the event that, at any time during the Term or within one (1) year after Executive's Date of Termination, a majority of the Company Stock or substantially all of its assets is sold or exchanged in any transaction that results in the receipt, by those Company shareholders who sell or exchange their Company Stock in (or as a result of) that transaction, of consideration valued at an amount per share of the Company Stock transferred by them that is equal to or greater than the average closing price of the Company Stock traded in the public market during the period of twenty (20) consecutive trading days ended on the trading day immediately preceding the closing date of such transaction (if no Company Stock is traded on any trading day in such 20 day period, the closing price per share for that day shall be deemed to be the closing price per share on the last day on which Company Stock was traded), the Executive shall be entitled to receive a facilitator's fee in an amount equal to 2% of the gross amount of such consideration up to a maximum of $400,000.00; and such fee shall be payable by the Company upon the closing of such transaction, in addition to any amounts due Executive under Articles 3,4, 5 and 6 (as a result of that transaction or otherwise).

     4.1 OPTION GRANTS. The effective date of Option Grant of the Second Option shall be January 14, 1998.

     5.7  COMPENSATION UPON TERMINATION, DEATH OR DURING DISABILITY.

          (e)

               (iii) cause Executive's continued participation in all Plans in accordance with Section 3.2, as if Executive remained continuously employed with the Company for a period of 12 months after the Date of Termination, for all purposes, including without limitation all grants, awards, accruals and vesting thereunder; provided, that, if such continued participation is not permissible under applicable law, the Company shall at its sole cost and expense provide Executive with benefits substantially similar to those to which Executive would have been entitled for such period under those Plans in which Executive's continued participation is not permissible;

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to the Executive Employment Agreement of Joseph D. Mooney, Sr. to be duly executed and delivered on the day and year first above written, but effective retroactively as of the Effective Date except as otherwise provided.


     COMPANY                           GREENTREE SOFTWARE, INC.


                                       By _____________________________
                                       Its _____________________________


     Company's Address:                7901 Flying Cloud Drive, Suite 150
                                       Eden Prairie, Minnesota 55344

     EXECUTIVE:                        ________________________________
                                       Joseph D. Mooney, Sr.


     Executive's Address:              4100 Lotus Drive
                                       Minnetrista, Minnesota 55331

     The undersigned member of the Board of the Company hereby certifies that this Agreement has been duly approved by resolutions of the Board, without the participation by the Executive who is party to this Agreement.



                                       _________________________________
                                            Brad Markowitz, Director